# MACDONALD & COMPANY

**Lawyers**

Grant Macdonald, Q.C.
Gareth C. Howells

Suite 200, Financial Plaza
204 Lambert Street
Whitehorse, YT Y1A 3T2
Telephone: (867) 667-7885
Ext 239
Fax: (867) 667-7600
Email: ghowells@anton.yk.ca

September 12, 2011

Vista Gold Corp.
1200 Waterfront Centre
200 Burrard Street
Vancouver, BC
V7X 1T2

Dear Sirs/Mesdames:

**Re: Vista Gold Corp. (the "Company")**
**Our File: 20100297**

We have acted as Yukon counsel to the Company in connection with the adoption of a long term equity incentive plan (the "**LTIP**") in relation to which we understand the Company will file with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Company is registering 1,679,757 common shares for issuance under the LTIP (the "Shares") .

We are advised that the maximum number of common shares that may be reserved for issuance under the Company's Stock Option Plan (the "Plan") and LTIP is a variable number equal to 10% of the total number of common shares issued and outstanding as of the date of the grant of any options under the Plan and awards under the LTIP on a non-diluted basis and that as of June 30, 2011, the number of common shares of the Company issued and outstanding was 71,132,913. Of these 71,132,913 common shares, 1,679,757 common shares are reserved for issuance under the LTIP.

We have examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, of such certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, of such certificates of officers or representatives of the Company or other corporations and of such other records, contracts and instruments and we have made such investigations and searches, all as we believe necessary and relevant to enable us to give, and as the basis for, the opinion set forth herein.

In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all material times of any natural person signing any documents and the authenticity and completeness of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies thereof and the authenticity of the originals of such documents; and the completeness and accuracy of the Company's corporate records in our possession as of the date hereof.

We have assumed that copies of all documents submitted to us have been executed in the form reviewed by us, have not been amended or modified, since the date they were submitted to us, by written or oral agreement of the parties thereto, by the conduct of the parties thereto, or otherwise; that all representations and certificates dated prior to or on the date hereof upon which we have relied continue to remain accurate in all material respects as of the date hereof; and that the aforesaid copies have been executed and unconditionally delivered by the Company in the form reviewed by us.

We are solicitors qualified to practice law in the Yukon Territory and we express no opinion as to any laws or any matters governed by any laws, other than the laws of the Yukon Territory and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the LTIP, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under section 7 of the Securities Act or the general rules and regulations of the Commission thereunder.

Yours truly,

MACDONALD & COMPANY

Gareth C. Howells
GCH/dsl